Exhibit 10.22

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made on the 19th day of December, 2008.

AMONG

(1)	UNIQUE LOGISTICS HOLDINGS LIMITED, a private limited company incorporated in Hong Kong with company number 824517 and with registered office at Unit B&D, 4th Floor, Sunshine Kowloon Bay Cargo Centre, 59 Tai Yip Street, Kowloon Bay, Kowloon, Hong Kong Peoples Republic of China (“Unique”);

(2)	WT SEA-AIR LIMITED, a private limited company incorporated in England and Wales with company number 02924145 and with registered office at Unit 3, Skyport Drive, Off Hatch Lane, Harmondsworth, Middlesex UB7 0LB (“WT”); and•

(3)	WT UNIQUE LIMITED, a private limited company incorporated in England and Wales with company number 03920217 and with registered office at Unit 3, Skyport Drive, Off Hatch Lane, Harmondsworth, Middlesex UB7 0LB (“the Company”).

WHEREAS

(A)	Pursuant to the latest discussions, both Unique and WT have agreed to establish the Company to perform the Business (“the Project”).

(B)	Unique and WT have agreed that their respective rights as shareholders of the Company shall be regulated by the provisions of this Agreement and the Company has agreed with Unique and WT to comply with such of the matters contained in this Agreement insofar as they relate to it.

NOW it is hereby agreed as follows:

1.	Interpretation

1.1	In this Agreement, unless the contrary intention appears, the following definitions apply:

“Agreed Proportions” means 50 per cent in respect of Unique and 50 per cent in respect of WT;

“Board” means the board of Directors from time to time or the Directors present at a duly convened meeting of the Directors at which a quorum is present;

“Business” means the business of the Company as described in Clause 3.1 and such other business as the Parties may agree in writing should be carried on by the Company;

“Business Day” means a day on which banks in England are open for business (excluding Saturday and public holidays);

“Business Plan” means the annual business plan, revenue and capital budget of the Company as approved by the Board and Shareholders from time to time;

“Completion Date” means (a) the second Business Day after satisfaction of the Conditions; or (b) such other date as may be agreed in writing between WT and Unique;

“Conditions” means the conditions set out in clause 2.1;

“Director” means a director of the Company from time to time;

“Encumbrance” (including the temi “Encumber”) includes any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having a similar affect;

“GBP” means the lawful currency of England;

“Group” in relation to a company (wherever incorporated), that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group. Unless the context requires otherwise, the application of the definition of Group to any company at any time will apply to the company as it is at that time;

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of the Company as amended from time to time;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Person” includes a firm or other body of persons;

“Shares” means an ordinary share of £1 each in the share capital of the Company and “Shares” shall be construed accordingly;

“Shareholder” means either Unique or WT and “Shareholders” means both of them;

“Subsidiary” means a subsidiary of the Company if any and “Subsidiaries” shall be construed accordingly;

“Territory” means the places where the Company’s business is conducted as mutually agreed between Unique and WT;

“Unique Directors” means Directors appointed to represent Unique and

Unique Director means any one of them; and

“WT Directors” means Directors appointed to represent WT and WT Director means any one of them;

1.2	Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.3	Words denoting the singular number also include the plural and vice versa.

1.4	Unless the context otherwise requires, a reference to a clause or schedule is to a clause of or schedule to thi•s Agree•ment.

1.5	The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.6	A reference to writing or written includes faxes and email.

1.7	Any document referred to as being “in the agreed form” shall mean in a form agreed by the Parties at the date of this Agreement and initialed by or on their behalf for identification purposes.

2.	Conditions

2.1	Completion of this Agreement shall be conditional upon:

2.1.1	the incorporation of the Company; and

2.1.2	completion of a business purchase agreement between Unique and the Company relating to the acquisition of the business and assets of Unique Logistics International Limited; and

2.1.3	each of Unique and WT having subscribed for, paid for in full at par value and having been being allotted 100,000 Shares.

2.2	If the Conditions are not satisfied or waived by the date set out in clause 2.4, this Agreement shall cease to have effect immediately after that date except for:

2.2.1	the provisions set out in clause 2.3; and

2.2.2	any rights or liabilities that have accrued under this Agreement.

2.3	Clauses 1, 2.2, 2.3, 25, 29, 30 and 31 shall continue to have effect notwithstanding failure to waive or satisfy the Conditions.

2.4	WT and Unique shall use all reasonable endeavours to procure that the Conditions are satisfied or waived as soon as practicable and in any event no later than:

2.4.1	Friday 3rd April 2009; or

2.4.2	such later date as may be agreed in writing between WT and Unique.

2.5	Subject to Clause 2.1, Unique and WT agree to finance, operate and manage the Company in the manner set out hereunder in this Agreement.

3.	Business of the Company

3.I	The primary business of the Company is, unless the Shareholders shall otherwise agree, to carry on the business of providing international freight forwarding, customs brokerage, local delivery, pick and pack, distribution, warehousing and value-added logistics related services.

3.2	The Business shall be performed in the best interest of the Company on sound commercial profit making principles and good business practice and subject thereto and in accordance with the Business Plan from time to time so as to generate maximum achievable profits available for distribution to the Shareholders.

3.3	In addition to carrying out the Business in the Territory, Unique and WT shall look into other opportunities of mutually beneficial co-operation between their respective Groups in their global networks.

4.	Completion

4.1	Completion of this Agreement 1s conditional upon the satisfaction of the Conditions (“Completion”).

4.2	Completion shall take place at 4:00p.m. London time on the Completion Date at:

4.2.1	the offices of Wallace LLP; or

4.2.2	any other place agreed in writing by the Parties.

4.3	At Completion, the Parties shall procure that such shareholder and Board meetings are held as may be necessary to:

4.3.1	adopt new Articles of Association in the agreed form;

4.3.2	designate the current Directors, Neil McGlynn and Srivinivas Venkatesh as WT Directors and appoint Neil McGlynn as the initial chairman of the Board;

4.3.3	appoint Gary Morter as an additional WT Director; and

4.3.4	appoint Richard Lee, Ching Wing Ha and David Cheung as initial Unique Directors.

5.	Appointment of Directors and Board Meetings

5.1	The maximum number of Directors holding office of the Company at any time shall be six (6) unless otherwise agreed in writing by the Shareholders.

5.2	Directors may be appointed or removed only in a general meeting by ordinary resolution at the request of any Shareholder by giving the required notice to the Company.

5.3	Unique shall be entitled to appoint and remove a maximum of three (3) directors. Any Director so appointed• shall be designated as a Unique Director.

5.4	WT shall be entitled to appoint and remove a maximum of three (3) Directors. Any Director so appointed shall be designated as a WT Director.

5.5	A notice of appointment or notice of removal of a Director pursuant to this Clause shall take effect upon lodgment at the registered office of the Company or on delivery to the secretary of the Company.

5.6	Either Shareholder shall be entitled to remove any of its representative Directors at any time and to appoint a person to replace any representative Director so removed.

5.7	Every Director appointed pursuant to this Clause shall hold office until he resigns or is removed in the manner provided hereunder or dies or vacates office. The Board shall not have any power at any time to appoint any person as a Director either to fill a casual vacancy or as an addition to the Board.

5.8	The Directors shall not be subject to retirement by rotation and accordingly any contrary provision contained in the Memorandum and Articles of Association of the Company shall not apply and all other references in the regulations to retirement by rotation shall be disregarded. ·

5.9	No Director shall be appointed otherwise than as provided in this Clause. Any contrary provision contained in the Memorandum and Articles of Association of the Company shall not apply.

5.10	The post of chairman of the Board shall be held in alternate years by a WT Director and a Unique Director. The initial chairman shall be Neil McGlynn. The chairman shall not have a casting vote. If the appointed chairman, from time to time, is not present at a meeting of the Board, the Shareholder who appointed him shall be entitled to appoint another Director appointed by it to act as chairman at that meeting.

5.11	Unless otherwise agreed, the Directors shall procure that meetings of the Board _be convened and held at least twice a year and that a written agenda specifying the matters to be raised at any Board meeting shall be sent to all Directors (or their alternates) entitled to receive notice of any such meeting together with the notice convening the meeting not less than five (5) Business Days prior to the date of the meeting. Notwithstanding the above, any Director may call a Board meeting on at least five (5) Business Days’ prior notice stating the purpose of the meeting.

5.12	The quorum for a meeting of the Board shall be at least two (2) Directors, which consist of at least one (1) Unique Director and one (1) WT Director. If a quorum for a meeting of the Board is not met in two consecutive properly noticed Board meetings duly called and held, then the second Board meeting may proceed, and the Directors who do attend may take any action required, despite the technical lack of quorum.

5.13	The Directors shall exercise all rights available to them in relation to the Company to procure (so far as they are able to do so) that during the term of this Agreement:

5.13.1	the Board determines the general policy of the Company (subject to the express provisions of this Agreement), including the scope of the activities and operations of the Company and that the Board reserves to itself all matters involving major or unusual decisions that are not expressly reserved to the Shareholders;

5.13.2	telephonic meetings of the Board will be permitted provided that participants acknowledge orally that they can speak to and hear each other and written resolutions including faxed written resolutions signed by all Directors shall be valid as if passed at a duly constituted meeting;

5.13.3	the Company shall comply with the provisions of its Memorandum and Articles of Association; and

5.13.4	the registered offices of the Company shall be such place as the Directors shall agree in writing.

5.14	For the purpose of the foregoing, an alternate Director present at any Board meeting shall be treated as having been appointed by the Shareholder at whose instance the Director who appointed him was appointed (unless the appointee is another Director in which case he is not to be so treated).

5.15	Unless otherwise agreed in writing by the Shareholders or required under this Agreement, each Director will comply with Clause 25 of this Agreement as if it were a Party hereto.

5.16	Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all the Directors consent to such action in writing.

6.	Conduct of the Company’s affairs

6.1	The Shareholders shall exercise all rights available to them in relation to the Company and the Company shall do everything necessary to procure (so far as they are able to do so) that during the term of this Agreement

6.1.1	the business of the Company eonsists exclusively of the Business;

6.1.2	the Shareholders are given full opportunity to examine the books and accounts kept by the Company, are supplied with all relative information, including monthly management accounts and operating statistics and such other trading and financial information in such form as they reasonably require to keep each of them properly informed about the business of the Company and its Subsidiaries and generally to protect their interests;

6.1.3	the auditors of the Company shall be Brebners or such other firm of chartered accountants as the Shareholders agree in writing;

6.1.4	the Company complies with the provisions of its Memorandum and Articles of Association to the extent that they are not inconsistent with any provisions set out herein; and

6.1.5	any company which becomes a Subsidiary adopts a memorandum and articles of association in a form approved by the Shareholders in writing.

7.	Matters requiring consent of the Shareholders

7.1	The Shareholders shall procure (so far as it is possible in the exercise of their rights and powers) that the Company shall not, without the prior written unanimous consent of the Shareholders:

7.1.1	cease to be a private company or materially change the nature of its business from the Business;

7.1.2	amend its Memorandum or Articles of Association;

7.1.3	sell transfer, assign, dispose of, licence or sub-licence any material intellectual property rights;

7.1.4	create any fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of its undertaking, property or assets, except for the purpose of securing indebtedness to its bankers for sums borrowed in the ordinary and proper course of its business;

7.1.5	borrow (except from the Company’s bankers in the ordinary and proper course of the Business) in excess of a maximum aggregate sum outstanding at any time of GBPl 0,000;

7.1.6	make a loan or advance of any amount or give credit (other than normal trade credit) in excess ofGBPl0,000 to any Person, apart from deposits with bankers which ke repayable upon the giving of not more than five (5) Business Days’ notice;

7.1.7	give a guarantee or indemnity to secure the liabilities or obligations of any Person;

7.1.8	sell, transfer, lease, assign, or otherwise dispose of a material part of its undertaking, property or assets (or any interest in them), or contract to do so otherwise than in the ordinary and proper course of its business;

7.1.9	Encumber, transfer, sell, dispose of, subscribe to, merge or amalgamate with or otherwise acquire the legal or beneficial ownership interest (in whole or in part) in any shares in the capital of any other company or undertaking;

7.1.10	enter into or vary a contract, arrangement or commitment involving expenditure on capital account or the realisation of capital assets if the amount or the aggregate amount of the expenditure or realisation by the Company would exceed GBP50,000 in any one year or in relation to any one project, for the purpose of this paragraph the aggregate amount payable under any contract for hire, hire purchase or purchase on credit sale or conditional sale terms; is to be treated as capital expenditure incurred in the year in which this Agreement is entered into;

7.1.11	institute, settle or agree to settle any legal proceedings relating to the Business, except debt collection in the ordinary course of business;

7.1.12	engage a new employee at remuneration which could exceed a rate of GBP30,000 per annum, except those already included in the approved Business Plan per Clause 7.1.30;

7.1.13	increase the remuneration of an employee of the Company by a rate that exceeds GBP3,000 per annum, except those already included in the approved Business Plan per Clause 7.1.30;

7.1.14	pay any management charge to a Shareholder other than on arm’s length terms;

7.1.15	appoint or dismiss a Director except in accordance with the rights conferred on the Shareholders under Clause 5 to appoint and remove Directors;

7.1.16	appoint a committee of the Directors or a local board or delegate any of the powers of the Board to.a committee or local board;

7.1.17	take or agree to take a leasehold interest in or license over land;

7.1.18	issue any Shares or create any new Shares;

7.1.19	alter the rights attaching to any class of shares of the Company;

7.1.20	consolidate, sub-divide or convert any of the Company’s share capital;

7.1.21	issue renounceable allotment letters or permit any person entitled to receive an allotment of shares to nominate another Person to receive the allotment except on terms that no renunciation or nomination shall be registered unless the renouncee or Person nominated is approved by the Board;

7.1.22	create or acquire a Subsidiary or disposes of any shares in a Subsidiary;

7.1.23	enter into a partnership or to enter into any profit sharing agreement other than in ordinary course of normal business;

7.1.24	do or permit to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily), or enter into any compromise or arrangement under the Insolvency Act 1986 or any similar legislation in any other relevant jurisdiction;

7.1.25	issue securities convertible into Shares or debentures, or share warrants or options in respect of Shares;

7.1.26	enter into a contract, transaction or arrangement except in the ordinary and proper course of the business on arm’s length terms;

7.1.27	acquire, purchase or subscribe for shares, debentures, mortgages or securities (or any interest in any of them) in any Person;

7.1.28	create a contract or obligation or renew or vary the terms of an existing contract or obligation, in money or money’s worth to any Shareholder or to a holding company of a Shareholder or to any other subsidiary of such a holding company;

7.1.29	hold a meeting of Shareholders or purport to transact any business at a meeting unless there are present duly authorised representative or proxies for each of the Shareholders;

7.1.30	approve the Business Plan for the Business;

7.1.31	change the name of the Company;

7.1.32	change the Company’s auditors, lawyers or bankers from those appointed at the date of thi Agreement or make any alteration to or replace the Company’s bank mandate as in existence at the date of this Agreement.

8.	Staff

8.1	If the Board considers necessary for the proper conduct of the Business, any of the Shareholders may (if requested by the Board) appoint executive personnel (“the Executive”) to the Company on a full time basis and on terms to be agreed between the Shareholders.

8.2	If the Board determines that the appointed Executive is not suitable for employment in connection with the Business, it may require the Shareholder who has appointed such Executive to procure for the resignation of such Executive and to take such other steps as it may deem necessary or expedient to replace him.

8.3	All salaries, expenses and other benefits to which the Executive is entitled and all necessary employee’s pension and national insurance contributions shall, except otherwise agreed between the Shareholders , be borne by the Company.

9.	Financing of the company and guarantee given by the Shareholders

9.1	The Parties agree that the initial working capital requirements of the Company shall be satisfied by the subscription at par value for 100,000 Shares by each of Unique and WT. The Directors shall procure that if the Company requires any additional financing, the Board shall seek to obtain such finance by way of bank overdraft facility or other commercial borrowing from third parties.

9.2	Following the date hereof, no Shareholder shall be under any obligation to subscribe for Shares or loan stock, to lend money to the Company, to guarantee any obligations of the Company or to indenmify any third party in respect of the obligations or liabilities of the Company.

10.	Disposal or charging of the Shares

Neither of the Shareholders shall, except with the prior written consent of the other, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights over or sell or dispose of any interest in, any of the Shares it held.

11.	Transfer of Shares

11.1	No Shareholder shall transfer, grant any security interest over, Encumber or otherwise dispose of or give any person any rights in or over any Share or interest in any Share unless it is permitted or required under this Agreement and carried out in accordance with the terms of this Agreement. If a Shareholder transfers or Encumbers (or purports to transfer or Encumber) any Shares other than in accordance with this Clause 11, it shall be deemed to have served a Transfer Notice.

11.2	A Shareholder may do anything otherwise prohibited by this Clause 11 if all other Shareholders have consented to it in writing.

11.3	Subject to Clauses 13 and 14, a Shareholder may transfer all (but not some only) of its Shares to any person if the parties to such transaction follow the steps in this Clause and the offer for the Shares is a bona-fide third party offer negotiated in good faith on an arms’ length basis.

11.4	The Shareholder wishing to transfer its Shares (“the Disposing Shareholder”) shall give an irrevocable notice (“the Transfer Notice”) to the Company and the other Shareholder (“the Continuing Shareholder”) of the details of the proposed transfer including:

11.4.1	if it wishes to sell its Shares to a third party, the name and address of the proposed transferee; and

11.4.2	the price (in cash) at which it wishes to transfer its Shares.

11.5	The Continuing Shareholder shall have the preferential right, but not the obligation, to acquire such Shares on the terms set forth in the Transfer Notice and this Clause 11.

11.6	If the Continuing Shareholder gives notice to the Disposing Shareholder within ten (! 0) Business Days of deemed receipt of the Transfer Notice that it wishes to buy all (but not part only) of the Disposing Shareholder’s Shares, the Continuing Shareholders shall have the right to do so at the price specified in the Transfer Notice. If the Continuing Shareholder does not deliver a notice pursuant to this Clause 11.6 it shall be deemed to have waived such right.

11.7	The Continuing Shareholder is bound to buy all the Disposing Shareholder’s Shares when it gives notice to the Disposing Shareholder under Clause 11.6 that it wishes to do so. The sale and purchase of Shares shall take place on the terms set out in Clause 12.

11.8	If at the expiry of the period specified in Clause 11.6, the Continuing Shareholder has not notified the Disposing Shareholder that it wants to buy the Shares, the Disposing Shareholder may transfer all its Shares to the buyer identified in the Transfer Notice at a price not less than the price specified in that notice provided that it does so within twenty (20) Business Days of the expiry of the period specified in Clause 11.6.

11.9	The Disposing Shareholder shall pr;cure that, in relation to the Shares being sold, any buyer of the Shares who is not already a Shareholder and therefore a Party to this Agreement, shall enter into this Agreement on completion of the sale of such Shares with the Continuing Shareholders before completion pursuant to the Deed of Adherence, a form of which is set forth on Schedule 1.

12.	Completion of the Sale and Purchase of Shares

12.1	This Clause applies only to transfers between the Shareholders pursuant to Clause 11.

12.2	The sale of Shares under this Agreement shall be completed after the Company and the Continuing Shareholders (having received a Transfer Notice) give notice to the Disposing Shareholder that it wishes to buy all the Disposing Shareholder’s Shares under Clause 11.6 and 11.7.

12.3	The Shares shall be sold with all rights that attach, or may in the future attach, to them.

12.4	The Shareholder, or the Company, as applicable, buying the Shares is not obliged to complete the purchase of any of the Shares being sold unless the purchase of all the Shares being sold is completed simultaneously.

12.5	If the Disposing Shareholder fails to complete the transfer of Shares as required for completion of any sale under this Clause, such failure shall be deemed a breach of this Agreement and the Company shall immediately cause the transfer and sale of the Shares at the price set out in the Transfer Notice. As such, all the parties hereto agree that the Company:

12.5.1	is irrevocably authorised to appoint any person to transfer the Shares on the Disposing Shareholder’s behalf and to do anything else that the Shareholder, or the Company, as applicable, buying the Shares may reasonably require to complete the sale; and

12.5.2	may receive and hold the price set out in the Transfer Notice in trust for the Disposing Shareholder, giving a receipt that shall discharge the Shareholder, or the Company, as applicable, buying the Shares.

13.	Drag Along

13.1	After going through the pre-emption procedure set out in Clause 11, if a Shareholder (the “Selling Shareholder”) wishes to transfer all its Shares to any person who is not a Shareholder (“a Third Party”) then the Selling Shareholder shall have the option (“a Drag-along Option”) to require the other Shareholder (“the Called Shareholder”) to transfer all its Shares to the Third Party or as the Third Party sh;ll direct at a price per Share and on terms and conditions, including as evidenced by ancillary agreements or arrangements such as non-competition or consultancy arrangements (“the Terms and Conditions”), which is no less favourable than the price per Share at which the Selling Shareholder is selling its Shares.

13.2	The Selling Shareholder may exercise the Drag-along Option by giving written notice (“a Drag-along Notice”) to the Called Shareholder specifying that the Called Shareholder is required to transfer its Shares, the price per Share at which they are to be transferred, the Third Party to whom they are to be transferred, the Terms and Conditions and the proposed date of transfer.

13.3	Once issued, a Drag-along Notice shall be irrevocable save that it shall lapse if for any reason the Selling Shareholder does not transfer all of its Shares to the Third Party within thirty (30) Business Days of the giving of such notice.

13.4	Upon exercise of the Drag-along Option, the Called Shareholder shall be bound to sell its Shares for the price and terms and Conditions specified in the Drag-along Notice to the Third Party. Completion of the sale of such Shares shall take place on a date specified for that purpose by the Selling Shareholder to the Called Shareholder except that:

13.4.1	the Selling Shareholder may not specify a date which is less than five (5) Business Days after the giving of the Drag-along Notice; and

13.4.2	the date so specified by the Selling Shareholder shall be the same date as the date proposed for completion of the sale of the Selling Shareholder’s Shares unless the Called Shareholder and the Selling Shareholder agree otherwise.

13.5	For the period of time that a Drag-along Notice is served until completion of the sale of the Called Shareholder’s Shares in accordance with the Drag-along Option (or, if earlier, the lapsing of the Drag-along Option) the Called Shareholder shall use its best efforts to procure that it shall as a Shareholder, or its directors and all other persons shall, take all action necessary or desirable (including as it relates to any votes at a meeting of the Company or the Board) in order to effect any and all of the actions contemplated by this Clause 13.

14.	TagAlong

14.1	After going through the pre-emption procedure set out in Clause 11, the provisions of this Clause 14 shall apply if a Shareholder proposes to transfer all of its Shares (“a Proposed Transfer”) to a bona fide arm’s length purchaser (“a Proposed Buyer”). •

14.2	Before making a Proposed Transfer, the selling Shareholder shall procure that the Proposed Buyer makes an offer (“,an Offer”) to the other Shareholder to purchase all of the Shares held by the other Shareholder for a consideration in cash per Share that is at least equal to the highest price per Share offered by the Proposed Buyer in the Proposed Transfer (“the Specified Price”) such that if a Proposed Buyer proceeds with a Proposed Transfer, and the other Shareholder wishes to participate with the Proposed Transfer, the other Shareholder must sell all of its Shares and the Proposed Buyer will ultimately own all of the Shares.

14.3	The Offer shall be given by written notice (“an Offer Notice”), at least ten (10) Business Days (“the Offer Period”) before the proposed sale date (“the Sale Date”). To the extent not described in any accompanying documents, the Offer Notice shall set out:

14.3.1	the identity of the Proposed Buyer;

14.3.2	the purchase price and other terms and conditions of payment;

14.3.3	the Sale Date; and

14.3.4	the number of Shares proposed to be purchased by the Proposed Buyer (“the Offer Shares”).

14.4	If the Proposed Buyer fails to make the Offer to all holders of Shares in accordance with Clause 14.2 and 14.3, the selling Shareholder shall not be entitled to complete the Proposed Transfer and the Company shall not register any transfer of Shares effected in accordance with the Proposed Transfer.

14.5	If the Offer is accepted by the other Shareholder (“the Accepting Shareholder”) within the Offer Period, the completion of the Proposed Transfer shall be conditional on completion of the purchase of all the Offer Shares held by the Accepting Shareholder.

14.6	The Proposed Transfer is subject to the pre-emption provisions of Clause 11, but the purchase of Offer Shares from the Accepting Shareholder shall not be subject to those provisions.

15.	Exercise of voting rights

15.1	Each Shareholder shall:

15.1.1	exercise all voting rights and powers available to it in relation to the Company so as to give full effect to the terms of this Agreement including, where appropriate,., the carrying into effect of the terms as if they were embodied in the Company’s Memorandum and Articles of Association;

15.1.2	procure that the Directors nominated by it (insofar as the Director is able to do so) support and implement all reasonable proposals put forward to the Board for the proper development and conduct of the Business as contemplated in this Agreement;

15.1.3	procure that all third parties directly or indirectly under its control refrain from acting in a manner which hinders or prevents the Company from carrying on the Business in a proper and reasonable manner; and

15.1.4	generally use its best endeavours to promote the Business and the interests of the Company and any of its Subsidiaries.

15.2	For the avoidance of doubt, the provisions of clause 15.1 shall not prevent WT from carrying on its business in any manner.

16.	Non-competition restrictions

16.1	Neither of the Shareholders shall, whilst it is beneficially interested in any Shares or for a period of two years from the date on which it ceases to be beneficially interested in any Shares (“the Non-Solicitation Period”) and without the prior written consent of the other Shareholder, either by itself or through its directors, officers or employees, do or permit to be done any of the following:

16.1.1	either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Company any person who is or has at any time within one year prior to the commencement of the Non-Solicitation Period been a customer, client, identified prospective customer or client, agent or correspondent of the Company or in the habit of dealing with the Company;

16.1.2	either on its own account or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from the Company any person who is or shall have been at the date of, or within one year prior to the commencement of the Non-Solicitation Period, an officer, manager, consultant or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment.

16.2	Each undertaking in Clause I6.1 sh!tll be construed as separate or independent of the other undertakings so that, if one or more is held to be invalid void or unenforceable, the remaining undertakings shall be valid to the extent that they are not affected.

16.3	The provisions of Clause 16.1 and 16.2 shall not apply to WT in relation to the business carried on by WT or any of its subsidiaries from time to time.

17.	Warranties

17.1.	The Company warrants to the Shareholders that except as disclosed in writing to each other prior to the execution ofthis Agreement:

17.1.1	no share capital of the Company is under option or agreed to be put under option;

17.1.2	the Company has no loan capital; and

17.1.3	all returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies have been duly filed by the Company and that all legal requirements in connection with the incorporation, registration and maintenance of the Company and issues of Shares have been satisfied and duly complied with by the Company.

18.	Dividend and distribution policy

Subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements of the Company and the Company’s banking obligations, the Company shall distribute by way of dividends a minimum of 50% of its trading profits after tax in accordance with the articles of association of the Company in respect of each financial year such profits as are then lawfully available for distribution as soon as the audited account of the latest fiscal year is available, or June 30th, whichever is earlier.

19.	Pre-agreement for IPO or corporate project opportunities

19.1	In the event that Unique and/or any of its affiliates, subsidiaries and related companies within the Unique Group of companies (“the Unique Group”) shall contemplate any future corporate project of the Unique Group (“the Corporate Project”) including but not limited to an initial public offering, or an alliance, or other merger and acquisition transactions involving any or all of the members of the Unique Group, the Parties hereby agree that the Business in the Territory operated by the Company shall form part of the business of the Unique Group for the purposes of any of these Corporate Projects.

19.2	If the Corporate Project requires 100% ownership of Unique’s subsidiaries, affiliates and/or joint venture comp es to be integrated into it, Unique will purchase WT’s shares based on the same valuation terms receivable by Unique Group under the Corporate Project, less all relevant costs (professional fees, stamp duty, travel and meeting expenses, etc.) involved in the Corporate Project that will be apportioned pro rata to every member office or entity on a fair and reasonable basis. In the event the valuation terms under the Corporate Project (net of project expenses) is less than 5 times multiple of the previous financial year’s EBIT of the Company, Unique shall pay the difference to WT to ensure that under no circumstances the value of WT’s shares integrated into the Project will be lower than 5 times multiple of the previous financial year’s EBIT (earnings before interest and tax) of the Company, multiplied by WT’s percentage shareholding in the Company.

20.	Default

20.1	If either Shareholder commits or suffers an event of default, the other Shareholder shall be entitled, within twenty (20) Business Days of its becoming aware of the occurrence of the Event of Default, to require the defaulting Shareholder to sell all (but not some only) of the Shares held or beneficially owned by the defaulting Shareholder for the Prescribed Price. The option shall be exercised by delivering written notice to the defaulting Shareholder stating that the option is exercised.

20.2	If the option is exercised, the defaulting Shareholder (the “Transferor”) shall deliver to the other Shareholder, within 30 days of the date of the Prescribed Price being agreed or determined under Clause 20.4.2, a duly executed transfer of all the Shares held or beneficially owned by it in favour of the other Shareholder (or as it may direct) (the “Transferee”) upon full payment to the Transferor in GBP of the Prescribed Price. The Shares which are transferred shall be deemed to be sold by the Transferor to the Transferee as beneficial owner with effect from the date of the transfer, free from any lien, charge or encumbrance and with all rights attaching to them as at the date of exercise of the option.

20.3	The Specified Experts shall be instructed to determine which of the Shareholders should bear, or in what proportions they should share, such experts’ costs of certifying the Prescribed Price. In making their determination, the Specified Experts shall have regard to the efforts made by each of the Shareholders to agree on the Prescribed Price under Clause 20.4.2.

20.4	For the purpose of this Clause:

20.4.1	an “Event of Default” is co’mmitted or suffered by either Shareholder if:

20.4.1.1	the other Shareholder commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy, fails to remedy it within fifteen (15) Business Days of being specifically required in writing to do so by the non defaulting Shareholder, or

20.4.1.2	a distress, execution, sequestration or other process is levied or enforced upon or sued out against the other Shareholder’s property which is not discharged within I 0 Business Days; or

20.4.1.3	the other Shareholder is unable to pay its debts in the normal course of business or being declared bankrupt or served as a notice of bankruptcy; or

20.4.1.4	the other Shareholder ceases or threatens to cease wholly or substantially carrying on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder (which approval shall not be unreasonably withheld); or

20.4.1.5	an encumbrance takes possession of or a receiver or trustee is appointed over the whole or any part of the other Shareholder’s undertaking, property or assets; or

20.4.1.6	an order is made or a resolution is passed for the winding up of the other Shareholder, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by Shareholder not in default (which approval shall not be unreasonably withheld);

20.4.2	the ‘Prescribed Price’ means such sum in respect of the Shares forming the subject matter of the option as may be agreed between the Shareholders within fifteen (15) Business Days of the date of the notice exercising the option or (in default of agreement between them) such sum as the Specified Experts certify to be; in their opinion, the fair value of those Shares as between a willing buyer and a willing seller contracting on arm’s length terms, having regard to the fair value of the Business as a going concern as at the date of the notice exercising the option, but wift1out taking into account (if it is the case) that the relevant Shares represent a minority interest in the Company; and

20.4.3	the ‘Specified Experts’ means the auditors of the Company or, if they are unwilling to act in the matter, such firm of accountants as, on a request by either of the Shareholders the making of which is promptly notified to the other, is nominated by the President from time to time, of the Institute of Chartered Accountants in England and Wales.

21.	Conflict with Memorandum and Articles of Association

In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Memorandum and Articles of Association of the Company, the terms of this Agreement shall prevail as between the Shareholders but not so as to amend the Memorandum and Articles of Association.

22.	Protection of name

22.1	WT shall not use or permit the use of the name or any corporate or trading name including or similar to the words “Unique” or “ULI” or “Unique Logistics” or “Unique Logistics International”.

22.2	Unique should not use or permit the use of the name or any corporate or trading name including or similar to the words “WT”, “WT Sea Air”, “WT Air”, “WT Shipping”, “WT Air Cargo” or “WT Sea Air Installation”.

22.3	Following the winding up of the Company or the Company ceasing to trade, neither of the Shareholders shall re-use the Company’s name.

23.	Partnership

23.1	None of the provisions of this Agreement shall be deemed to constitute a partnership, association, fiduciary relationship or trust between the Parties or as authorising any Party to act as agent of another Party for any purpose whatsoever.

23.2	Neither of WT or Unique has the authority to bind the other in any way for business beyond the scope of business of the Company as defined under the terms of this Agreement.

24.	Costs

All costs, legal fees and other expenses incurred in the preparation and execution of this Agreement shall be borne by the Shareholders in the Agreed Proportions.

25.	Confidentiality

25.1	For the purposes of this Agreement “Restricted Information” means in relation to each Party (including any Director, manager, officer, employee or other representative of that Party) (“the Holder”) any non-public, confidential or proprietary information which is disclosed to that Party by another Party (“the Informant”) pursuant to or in connection with this Agreement with respect to the Business or the Company, whether orally or in writing or any other medium, and whether or not the information is expressly stated to be confidential.

25.2	The Holder undertakes with the Informant that, except as provided by Clause 11.3 or as authorised in writing by the Informant, it shall at all times during the continuance of this Agreement and following its termination:

25.2.1	use its commercially reasonable endeavours to keep confidential all Restricted Information;

25.2.2	not disclose any Restricted Information to any other person other than in connection with the Business or in fulfilling its obligations as a Shareholder or a member of the Board;

25.2.3	not use any Restricted Information for any purpose otherwise than as contemplated by and subject to the terms of this Agreement;

25.2.4	not make any copies of, record in any way or part with possession of any Restricted Information; and

25.2.5	use commercially reasonable efforts to ensure that none of its Directors, officers, employees, agents or advisers does any act which, if done by that Party, would be a breach of the provisions of Clause 25.2.1, 25.2.2, 25.2.3 or 25.2.4.

25.3	The Holder may:

25.3.1	disclose any Restricted Information to:

25.3.1.l	any sub-contractor, supplier or licensee of the Holder with a need to know;

25.3.1.2	any bona fide transferee of the Holder’s Shares;

25.3.1.3	any governmental or other authority or regulatory body including the UK Listing Authority the London Stock Exchange pie and the Panel on Takeovers and Mergers that has ordered such disclosure, but only following prior written notice to tli1e other parties; or

25.3.1.4	any employees of the Holder or of any of the persons referred to in sub-Cl,mse 25.3.1.1 to 25.3.1.3 with a need to know, to such extent only as is necessary for the purposes contemplated by this Agreement, or as required by law, and in each case (except where the disclosure is to any such body as is mentioned in Clause 25.3.1.3 above or any employees of any such body) subject to the Holder first obtaining a written undertaking in favour of the Informant from the person in question, as nearly as practicable in the terms of this Clause, to keep the Restricted Information confidential and to use it only for the purposes for which the disclosure is made, and submitting such undertaking to the Informant; or

25.3.2	use any Restricted Information for any purpose, or disclose it to any other person, to the extent only that:

25.3.2.1	the Holder can demonstrate from its written records that it was known to the Holder at the time when it was disclosed by the Informant;

25.3.2.2	after being disclosed by the Informant it is disclosed to the Holder by any other person otherwise than in breach of any obligation of confidentiality owed to the Informant;

25.3.2.3	it is at the date of this Agreement, or at any time after that date becomes, public knowledge through no fault of the Holder, provided that in doing so the Holder does not disclose any part of that Restricted Information which is not public knowledge;

25.3.2.4	is independently acquired or developed by the Holder as a result of work carried out by the Holder or an employee or contractor of such Party to whom no disclosure of such confidential information has been made;

25.3.2.5	is disclosed with appropriate provision for confidentiality in a judicial or arbitration proceeding to enforce such Party’s rights under this Agreement;

25.3.2.6	is disclosed as required by court order, or as otherwise required by law or regulation; or

25.3.2.7	is furnished by the Informant to a third party without a similar restriction on the third party’s rights.

25.4	The provisions of this Clause 25 shall continue in force in accordance with their terms, until the earlier of (a) two (2) years after the termination of this Agreement or (b) two (2) years after such Shareholder ceasing to hold any Shares.

25.5	The Parties understand and acknowledge that any Restricted Information disclosed by a Party to any member of its Group shall be and remain the property of the Informant, and that neither the Holder nor any member of the Party’s Group shall have any interest in or right to use such information except as specifically agreed to in writing by the Informant.

26.	Duration

26.1	Neither of the Shareholders shall be entitled to enforce any provision of this Agreement, apart from Clause 22 and Clause 25 and except in respect of accrued rights, once it has ceased beneficially to own any of the Shares.

26.2	This Agreement shall terminate forthwith if:

26.2.1	the Company becomes insolvent (except by reason solely of its inability to repay loans or other sums outstanding to the Shareholders) or goes into liquidation (except for the purposes of a bona fide reconstructions or amalgamation pursuant to which the company resulting therefrom agrees to be bound by or assume the obligations of the Company);

26.2.2	the Company shall have an administrator appointed or any person shall take any steps including filing documents with any court of competent jurisdiction and giving notice of intention to appoint an administrator for the purpose of placing the Company in administration or the C’,Qml)at\’)’ \\\la\\ \\a’le an. amn.’ln.1\\\ta\’we i:ece’l’let, i:ece’l’let \lt mal\aie, appointed over any part of its assets or undertaking or shall suffer any similar event in any jurisdiction; or

26.2.3	all the Shares shall be held by one Shareholder.

26.3	The provisions of clause 26.2 shall be without prejudice to any right or obligation of any shareholder arising under this Agreement or to any claim against any Shareholder which is outstanding at the time of any person ceasing to hold any shares or upon the termination of this Agreement and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect or to continue in effect after such termination.

26.4	Despite the expiration or terminatio•n of this Agreement, it shall continue to bind the Shareholders to such extent and for so long as may be necessary to give effect to the rights and obligations embodied in it.

27.	Assignment

Save as otherwise provided herein, neither of the Shareholders shall assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement.

28.	Successors and assigns

This Agreement shall operate for the benefit of and be binding on the successors in title of each Shareholder.

29.	Waiver, forbearance and variation

29.I	The rights of the Parties under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to another Party. No waiver by any Party in respect of breach shall operate as a waiver in respect of any subsequent breach.

29.2	This Agreement shall not be varied or cancelled, unless the variation or cancellation is expressly agreed in writing by a duly authorised director of each Party.

30.	Governing law

30.1	The construction, validity and performance of this Agreement shall be governed in all respects by the laws of England.

30.2	In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties irrevocably submits to the exclusive jurisdiction to the English Courts and waives any objection to proceedings in such courts on the grounds that the proceedings have been brought in an appropriate form.

30.3	These submissions shall not affect the right of any Party to take proceedings in any other jurisdiction to the extent permitted by law, nor shall the taking of proceedings in any jurisdiction preclude any Party from taking proceedings in any other jurisdiction.

31.	DISPUTE RESOLUTION

31.1	If any dispute or difference arises out of or in connection with this Agreement which the Parties are unable to resolve by negotiation (“the Dispute”), the Parties shall seek to resolve the Dispute amicably by using the procedures set out in the following provisions of this clause.

31.2	The Parties shall submit the Dispute to an independent mediator (“Mediator”) appointed by agreement between them’to assist them in resolving the Dispute, Any Party may give written notice to the others describing the nature of the Dispute, requiring the Dispute to be submitted to a Mediator and proposing the names of up to three (3) suitable persons to be appointed. If no such person is appointed by agreement between the Parties within ten (10) Business Days after such notice is given (or, if no such notice is given, within fifteen Business Days after the Dispute has arisen), any Party may request the President for the time being of The Chartered Institute of Arbitrators to appoint the Mediator.

31.3	The Parties shall, with the assistance of the Mediator, seek to resolve the Dispute by using an alternative dispute resolution (“ADR”) procedure agreed between the Parties or, in default of such agreement, established by the Mediator.

31.4	If the Parties reach agreement as to the resolution of the Dispute, such agreement shall be recorded in writing and signed by the Parties (and, if applicable, the Mediator), whereupon it shall become binding upon the Parties.

31.5	If:

31.5.1	the Dispute has not been resolved to the satisfaction of all Parties within fifteen (15) Business Days after the appointment of the Mediator; or

31.5.2	any Party fails or refuses to agree to or participate in the ADR procedure; or

31.5.3	the Dispute is not resolved within forty (40) Business Days after it has arisen, then the Parties shall be free to litigate in accordance with governing law and jurisdiction clause.

31.6	In the event that the Dispute is litigated:

31.6.1	the Mediator shall not, unless the parties all agree otherwise, take any part in the proceedings, whether as witness or otherwise, and no aspect of the ADR procedure, including any recommendations made by the Mediator in connection witlt the ADR procedure, shall be relied upon by any Party without the consent of the other Parties and the Mediator;

31.6.2	no Party shall unless the Parties agree otherwise, make use of nor rely upon information supplied, or arguments raised, by the other Parties in the ADR procedure.

31.7	The costs and fees of the Mediator, the ADR service provider and any neutral venue shall be borne equally by the Parties. The Parties shall bear their own costs of all other aspects of the ADR procedure.

32.	Severability

If any of the provisions of this Agreement is found by the court or other competent authority to be void or unenforceable, it shall be deemed to be deleted from this Agreement and the remaining provisions shall continue to apply. The Shareholders shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable.

33.	General matters

33.1	This Agreement supersedes any previous agreement between the parties in relation to the matters with which it deals and represents the entire understanding between the parties in relation to those matters.

33.2	Words importing one gender include genders and the neuter and vice versa.

34.	Notices

34.1	Any notice or other communication to be given or served under this Agreement shall be in writing and shall be:

34.1.1	delivered by hand, delivery by courier shall be regarded as delivery by hand;

34.1.2	sent by ordinary first class (or registered airmail in the case of notices or communications to or from any country outside the United Kingdom) or recorded delivery post (in each case, pre-paid); or

34.1.3	sent by email.

to the Party due to receive the communication; provided, however, that a proper copy of any communication which is served by email is also served in accordance with Clause 34.1.2 within 24 hours of the email having been sent.

34.2	Any communication given pursuant to Clause 34.1 shall be sent to:

34.2.1	ifto Unique

Address:	Unit B&•D, 4th Floor, Sunshine Kowloon Bay Cargo Centre, 59 Tai Yip Street, Kowloon Bay, Kowloon, .Hong Kong Peoples Republic of China

For the attention of:	Richard Lee

Email:

34.2.2	if to WT

Address:	Unit 3, Skyport Drive,Off Hatch Lane,
Harmondsworth, Middlesex UB7 0LB

For the attention of:	Neil McGlynn

Email:

with copy to Wallace LLP, which will not constitute notice:

Address:	One Portland Place, London WlB lPN

For the attention of:	David Judah

Email:

or such other address or email address as may previously by notice given in accordance with this Clause have been specified by that Party.

34.3	A communication is deemed to be given or served:

34.3.1	if delivered by hand, at the time it is left at the address;

34.3.2	if sent by pre-paid post (whether first class or recorded delivery), on the second Business Day after posting or if sent by pre-paid registered airmail on the fifth Business Day after posting; and

34.3.3	if sent by email, when the email is sent.

In the case of a notice given or served by hand or by email where this occurs after 5.00 pm on a Business Day, or on a day which is not a Business Day the date of service shall be deemed to be the next Business Day.

34.4	In providing service of the communication, it shall be sufficient to show that the envelope containing the communication was properly addressed and posted as a pre-paid first class, recorded delivery or registered airmail letter or if sent by email to the email address set out in Clause 34.2.

34.5	Any notification of a change of contart details under this Clause 34 shall only be effective on the date specified in the notification as the date on which the change is to take place or if no date is specified or the date specified is less than five (5) Business Days after the date on which the notice is deemed to have been served, the date falling five Business Days after notice of any such change is deemed to have been given.

35.	Service of Process Agent

35.1	Unique irrevocably appoints Melvyn Kay (Partner, Weston Kay - Chartered Accountants) of 73/75 Mortimer Street, London WlW 7SQ, ___@____ as its agent to receive on its behalf in England or Wales service of any proceedings. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by Unique. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, Unique shall forthwith appoint a substitute acceptable to WT and the Company and deliver to each of WT and the Company the new agent’s name, address and email address.

36.	Counterparts

This Agreement may be executed in any number of counterparts, all of which when taken together shall be deemed to constitute one and the same agreement. Each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

37.	Third Party Rights

No term of this Agreement shall be enforceable by a third party (being any person other than the Parties) and the operation of the Contracts (Rights of Third Parties) Act 1999 is expressly excluded.

38.	Entire Agreement

This Agreement (together with all agreements and documents executed contemporaneously with it or referred to in it) constitutes the entire agreement between the Parties in relation to the subject matter of it and supersedes all prior agreements and understandings whether oral or written with respect to that subject matter.